Exhibit 18

January 28, 2019

H.B. Fuller Company

St. Paul, Minnesota

Ladies and Gentlemen:

We have audited the consolidated balance sheets of H.B. Fuller Company and subsidiaries (the “Company”) as of December 1, 2018 and December 2, 2017, and the related consolidated statements of income, comprehensive income (loss), total equity, and cash flows for each of the years in the three-year period ended December 1, 2018, and the related notes (collectively, the “consolidated financial statements”), and have reported thereon under date of January 28, 2019. The aforementioned consolidated financial statements and our audit report thereon are included in the Company’s annual report on Form 10-K for the year ended December 1, 2018. As stated in Note 1 to those financial statements, the Company changed its method of accounting for inventory costing for certain inventories in the United States within the Company’s Americas Adhesives and Construction Adhesives segments from the last-in, first-out (LIFO) method to the weighted-average cost method and states that the newly adopted accounting principle is preferable in the circumstances because the weighted-average cost method better measures the current value of inventories and conforms the inventory costing methodology for certain inventories in the United States within the Company’s Americas Adhesives and Construction Adhesives segments to the weighted-average cost method used for the majority of the Company’s inventories.  In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company’s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances.

Very truly yours,

/s/ KPMG LLP